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December 13, 2000


COMPANY STATEMENT

It has come to the Company's attention that a recent article published about the Company by Individual Investor Magazine and individualinvestor.com contains statements that the Company believes are inaccurate. This article was based in part on an interview with the Company's management. However, certain statements described as quotes from the Company's management are misquotes and certain other statements which could be interpreted as representing the view of the Company or its management do not in fact represent the view of the Company or its management. Accordingly, this article should not be viewed as representing statements made by the Company or statements adopted by the Company.

The inaccurate statements in this article include the following statements:
- "Sales of CaverMap are expected to reach $1 million in 2000, comprising 20% of UroMed's total revenue."
- "sales of the radiation seeds are expected to reach $10 million in 2001, up 120% from 2000."
- "that revenue will grow by 75% a quarter [from 2001] through 2005."

The Company has contacted individual investor magazine and informed them of these inaccuracies.


RISK FACTORS AND FORWARD-LOOKING STATEMENTS
The Company recognizes that the previous paragraphs contain forward-looking statements relating to the Company's future activities, including development and commercialization of the company's CaverMap(R) Surgical Aid and Symmetra(TH) I-125 radioactive seeds, and future growth. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties beyond the Company's control. Actual results could differ materially from these forward-looking statements as the result of certain risks, including the risk that physicians will not use the Company's products in significant numbers, the risk that physicians using the Company's products will not develop into long-term users, the Company's ability to successfully reduce costs, the uncertainty of securing additional alliances, the uncertainty of manufacturing scale-up and general market acceptance of the Company's Symmetra(TH) I-125 radioactive seeds, and the CaverMap(R) Surgical Aid, as well as the Company's dependence on these products going forward, and the risk that the Company will not be able to successfully develop any new products. There can be no assurance that these risks would not have a material adverse effect on the Company. Other relevant risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," which are incorporated herein by reference.